INTRODUCTION

The registered investment adviser subsidiaries of Griffin Capital Asset Management Company, LLC (“Griffin”), have approved and adopted this Code of Ethics (the “Code”) in accordance with the requirements of Rule 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of Griffin’s Personnel are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Personnel, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Personnel. Certain capitalized terms used in this Code and not defined in the text herein, such as “Personnel,” are defined in the “Definitions” section and the Advisers Act.

The Code has been adopted by Griffin pursuant to federal securities laws with the objectives of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents filed with relevant regulatory agencies and in other public communications made by Griffin;

•	compliance with applicable governmental laws, rules, and regulations;

•	the prompt internal reporting of violations of the Code to the Chief Compliance Officer (“CCO”); and

•	accountability for adherence to the Code.

Adherence to the Code is a basic condition of employment for Personnel. Whether or not a specific situation is addressed, you must conduct yourself in accordance with its general principles and in a manner that is designed to avoid any actual or potential conflicts of interest. Failure to comply could result in disciplinary action, up to and including termination. The Chief Compliance Officer has the authority to override certain provisions of the Code in appropriate instances.

Who is Covered by the Code?

All of us are responsible for maintaining the very highest ethical standards when conducting business. In keeping with these standards, we should adhere to the spirit as well as the letter of the law. This Code applies to all Personnel of Griffin as determined by Griffin’s CCO. In addition, certain provisions of the Code apply to immediate Family members living in the same household. It is the responsibility of Personnel to immediately report to Compliance, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any Personnel or consultant that could constitute a violation of law. If you are aware of any activity in this regard, you should contact Compliance immediately. Griffin will ensure that Personnel are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

StarCompliance

Griffin utilizes StarCompliance, an automated compliance platform, to streamline the Code reporting process. All Personnel are set up with accounts upon hire. Personnel can access StarCompliance via Griffin’s SSO platform. The required reporting, including personal trading reporting and pre-clearance, discussed herein should be coordinated and completed through StarCompliance. All certifications referenced in the Code are located in StarCompliance. If Personnel have any questions regarding StarCompliance, they should consult Compliance.

Reporting Code Violations

Griffin is committed to fostering a culture of compliance. If you have any questions or concerns or become aware of a violation or potential violation of the Code, you are required to report the matter to the Chief Compliance Officer.

Retaliation against any Personnel for reporting compliance-related issues is cause for appropriate corrective action up to and including termination of the retaliating Personnel.

DEFINITIONS

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means (i) every Director or officer of Griffin, (ii) every Covered Person of Griffin who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a Covered Security for a Reportable Fund, or has access to nonpublic information about the portfolio holdings of a Reportable Fund, or whose functions relate to the making of any recommendations with respect to purchases and sales, and (iii) every other person (whether or not a Access Person of Griffin, such as consultants) who is subject to Griffin’s supervision and control who has access to nonpublic information regarding any purchase or sale of securities of a Reportable Fund, or has access to nonpublic information about the portfolio holdings of a Reportable Fund.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership means any opportunity, directly or indirectly, to profit or to share in the profit from any transaction in securities. Beneficial ownership also includes transactions over which a person exercises investment discretion (other than for the Funds) even if he or she does not share in the profits. Beneficial ownership is a very broad concept. Some examples of forms of beneficial ownership include:

•	Securities held in a person’s own name, or that are held for the person’s benefit in nominee, custodial or street name accounts.
•	Securities owned by a corporation, partnership or other entity that the person controls (whether the ownership is under the name of that person, under the name of the entity or through a nominee, custodial or street name account).
•	Securities owned by a trust of which the person is either a trustee or a beneficiary.

This is not a complete list of the forms of ownership that could constitute beneficial ownership. Personnel should ask the Chief Compliance Officer if they have any questions or doubts at all about whether they or a member of their Family would be considered to have beneficial ownership in any particular situation.

Compliance means the Chief Compliance Officer and his or her designees.

Control means the power to exercise a controlling influence over the management or policies of Griffin. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of Griffin shall be presumed to control Griffin. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Covered Security means anything that is considered a “security” under section 202(a)(18) of the Investment Advisers Act of 1940. It includes almost any kind of investment instrument and generally includes all securities, whether publicly or privately traded; but it does not include Exempt Securities as defined below. Unless your investment instrument is explicitly defined below as an Exempt Covered Security, you should assume that it is a Covered Security and that your holdings of and transactions in such instrument is reportable under the Code. Certain common types of Covered Securities are listed below. This list is for informational purposes only and is not intended to be an exhaustive list of Covered Securities.

•	Common and preferred stock;
•	Securities held by Reportable Funds;
•	REITs and REOCs;
•	Closed-end funds including BDCs;
•	ETFs;
•	Private investment vehicles such as limited offerings and limited partnerships;
•	Options on securities; and
•	Financial futures contracts

Exempt Covered Security means (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, (ii) shares of registered open-end investment companies, other than Reportable Funds, (iii) investments in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code, (iv) securities purchased or sold in a transaction that is non-volitional on the part of Personnel, including mergers, recapitalizations or similar transactions, and (v) securities acquired as a part of an Automatic Investment Plan.

Family means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household.

High Quality Short-Term Debt Instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements). Limited offerings are often referred to as “private placements” and many unregistered investment vehicles such as hedge funds, private equity funds, and venture capital funds are offered pursuant to these exemptions. Crowdfunding, which are investments made through crowdfunding sites that serve to match entrepreneurs with investors, are deemed private placements.

Personnel includes all Access Persons or other persons as determined by the CCO who are covered by Griffin’s Compliance Manual and Code of Ethics.

Purchase or Sale of a Covered Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Covered Security by such a person.

Reportable Funds or Funds means any investment companies, other than money market funds, that are registered under the Investment Company Act of 1940, as amended, for which Griffin serves as an investment adviser or whose investment adviser or principal underwriter controls Griffin, is controlled by Griffin, or is under common control with Griffin. A Reportable Fund also includes registered investment companies that are sub-advised by Griffin. The following funds are considered ‘Reportable Funds’:

1.	Griffin Institutional Access Real Estate Fund
2.	Griffin Institutional Access Credit Fund

STANDARD OF CONDUCT

Relations with Regulators

It is Griffin’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that we are providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require us to maintain certain records.

Disclosure of Confidential Information

In the course of conducting business, Personnel may become privy to confidential information about Griffin, the Funds and certain investments. It is a violation of this Code, and in some cases may be a violation of law, for any Personnel to disclose to anyone other than another Personnel any confidential information obtained while in the course of conducting business on behalf of Griffin. Disclosure to other Personnel should be made only when and to the extent necessary to further the legitimate business purposes of Griffin. Personnel may not use any such information in connection with their personal investments or investments of others subject to their control.

Please see Griffin’s Confidentiality policy included in the Compliance Manuals.

Company Information

Confidential information about Griffin, its parent or other affiliated companies, that is obtained by Personnel, including, but not limited to, information about the Funds, products, processes, financial condition, plans, or licenses may not be disclosed to persons outside of the organization, except with the approval of Management and to further the legitimate business purposes of Griffin.

Discretion should always be used when handling confidential Fund information or company information, and such information should never be disseminated to an unauthorized person. Forwarding business email, meeting invites or company documents to your personal email account or downloading company information onto USB devices or unapproved cloud storage services, for any reason, including to print from a home computer, creates unnecessary risks and is a violation of policy. Further, when it is necessary to carry company information offsite, Personnel should take appropriate care for its security. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to Compliance.

Corporate Assets

All information, products and services connected to or generated by Griffin as a business are considered corporate assets to which Griffin has ownership rights. Corporate property utilized or developed by Personnel during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively Griffin’s property both during employment and after Personnel leave the firm. Accordingly, all Personnel are expected to protect Griffin’s ownership or property including all information, products, and services and to return all information to Griffin at the termination of employment.

Further, Personnel are prohibited from misusing Griffin’s corporate assets (including use of assets for a non-business purpose, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with Griffin, Personnel should give Human Resources a copy or any non-competition, non-disclosure or non-pirating agreement by which Personnel are bound at the time of hiring. Any questions about this requirement should be raised with Management.

Money Laundering

To the extent applicable, in connection with the Funds’ Anti-Money Laundering Policies and Procedures, Personnel bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Personnel should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes Personnel concern about the source of an investor’s funds should be promptly reported to the CCO.

Bribery

Under federal law, it is illegal for Griffin or any Personnel to pay, offer to pay, or authorize a payment of any money or other thing of value to:

•	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

•	a political party or official thereof, or a candidate for political office; or

•	any other person the payor knows or has reason to know will pay or give the money or value to those listed above.

•	Where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for Griffin, offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Personnel must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to Compliance.

Communications with Independent Trustees

Griffin attempts to keep the Funds’ Independent Trustees informed with respect to investment activities through reports and other information provided to them in connection with board meetings and other events. However, it is policy not to communicate specific trading information and/or advice on specific issues to Independent Trustees unless the proposed transaction presents issues in which input from the Independent Trustees is appropriate (i.e., exemptive relief transactions).

Independent Trustees are not subject to the reporting requirements of the Funds’ Code of Ethics except to the extent the Independent Trustee knew or, in the ordinary course of fulfilling his or her duties as a director, should have known that during the fifteen (15) days immediately before or after the Independent Trustee’s transaction in a Covered Security, a Reportable Fund purchased or sold the Covered Security, or Griffin considered purchasing or selling the Covered Security for a Reportable Fund.

Preferential Treatment

Personnel must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. Personnel should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to Personnel in a personal transaction, Personnel must have the preferential treatment pre-approved by Compliance before proceeding with the transaction.

Borrowing

Personnel should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. If Personnel borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Griffin.

CONFLICTS OF INTEREST

Policy

All Personnel must avoid establishing financial interests or outside affiliations that may create a conflict, or appear to create a conflict, between Personnel’s personal interests and the interests of Griffin or the Funds. A potential conflict of interest exists whenever Personnel have a direct financial or other personal interest in any transaction or proposed transaction involving Griffin or the Fund. A conflict of interest may also exist where Personnel have an indirect interest in a transaction, for example, because the transaction will benefit someone with whom Personnel have a friendship or other personal relationship.

In such situations, Personnel must disclose the conflict to Compliance and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between Griffin or the Fund and the customer involved. Personnel may not use non-public knowledge of a pending or currently considered securities transaction for the Funds to profit personally, directly or indirectly, as a result.

Potential Conflicts Posed by Personal Investing

When Personnel transact in securities for his or her own account at the same time that a Fund is trading the same security, several conflicts of interest may occur. First, Personnel may be tempted to purchase or sell securities for his or her personal account ahead of trades for the Fund account in order to receive a better price than the Fund obtains. This practice is called “frontrunning.” In addition, Personnel might cause a Fund to purchase a security already in their personal account in order to protect or improve the security’s market value. Similar practices can involve personal trading in securities related to securities held or to be purchased by Fund, such as options on common stock where Funds invest in the underlying stock. Other possible conflicts could arise when persons who wish to influence the price of a security may offer Personnel an attractive investment opportunity to influence Fund activity in that security.

Even if particular Personnel do not control client trading, advance knowledge of what securities are being considered for Fund portfolios could be used by those Personnel for their own benefit and to the detriment of the Funds. Furthermore, even where these kinds of misconduct do not occur, public confidence in management can be undermined if investors believe that Griffin does not have in place policies and procedures to prevent improper personal investing.

Conflict of Interest between Griffin and the Funds

Griffin’s advisory relationship with the Funds require Griffin to place the Fund’s interest above its own interests. If Personnel become aware of a situation where Griffin’s pursuit of its own interests in a transaction appears to conflict with its obligations to a Fund, he or she should bring the situation to the immediate attention of Compliance.

The Appearance of a Conflict of Interest Must Be Avoided

All Personnel are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, Personnel should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•	That Griffin was serving its own interests, or one Fund’s interests at the expense of another Fund; or
•	That business with the Funds or Griffin was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If Personnel participation in a decision-making process would raise the appearance of conflict of interest, Personnel should inform Compliance immediately.

Conflicts Reporting

Personnel must disclose all of their conflicts of interest that are relevant to the Code by completing required, periodic certifications via StarCompliance. Personnel must complete this reporting upon hire, quarterly and annually via StarCompliance. Personnel must provide updates promptly if any information changes materially or if proper pre-clearance is required.

Compliance may prohibit Personnel from participating in outside activity if it presents a material conflict of interest to the business. Please see the Outside Employment and Business Activities section for more information.

Form ADV Disclosure Information - Disciplinary Reporting

Griffin must disclose certain types of information to both the SEC and the public within its Form ADV Parts 1 and 2 (if applicable). Item 11 of Form ADV Part 1 asks for information about Griffin’s disciplinary history and the disciplinary history of all of its Advisory Affiliates. The information is used by the SEC to determine whether to grant, revoke or place limitations on Griffin’s activities as an investment adviser, and to identify potential problem areas to focus on during SEC on-site examinations. Griffin’s Personnel are required to complete this questionnaire upon hire and annually thereafter via StarCompliance.

PERSONAL TRADING ACTIVITY

General Policy

No Personnel shall, in connection with the direct or indirect purchase or sale of a Covered Security “held or to be acquired” by a Reportable Fund:

•	employ any device, scheme or artifice to defraud a Reportable Fund;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a Reportable Fund; or

•	engage in any manipulative practice with respect to the Funds.

Prohibition Against Insider Trading

As further detailed within Griffin’s Inside Information & Trading Policies and Procedures, Personnel and the members of their Family are prohibited from engaging in, or helping others engage in, insider trading. Generally, the “insider trading” doctrine under U.S. federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

•	trading while in possession of material, nonpublic information;

•	communicating (“tipping”) such information to others;

•	recommending the purchase or sale of securities on the basis of such information; or

•	providing substantial assistance to someone who is engaged in any of the above activities.

This means that Personnel and members of their Family may not trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company’s securities. Material information can also relate to events or circumstances affecting the market for a company’s securities such as information about an expected government ruling or regulation that can affect the business of a company in which a Fund may invest. Information is considered nonpublic until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services). Please refer to Griffin’s Inside Information & Trading policy, a copy of which is maintained in the Compliance Manual, for a full description of permissible and prohibited activities.

Reportable Accounts

You are required to report all investment accounts (i.e., Reportable Accounts) via StarCompliance with which you, your spouse, domestic partner, child or any other immediate Family member have Beneficial Ownership or interests in Covered Securities (as defined above). Reportable Accounts includes any broker-dealer, investment adviser, bank or other financial institutions in which Personnel maintains an account in which any securities are held, or the account has the ability to hold securities for the direct or indirect benefit of such Personnel. Essentially, a person is considered to be a beneficial owner of accounts or securities when the person has or shares direct or indirect pecuniary interest in the accounts or securities. Pecuniary interest means that a person has the ability to profit, directly or indirectly, or share in any profit from a transaction. Indirect pecuniary interest extends to, but is not limited to:

•	Accounts and securities held by immediate Family members sharing the same household; and
•	Securities held in trust (certain exceptions may apply).

Covered Accounts include but are not limited to the following:

Brokerage Accounts	Retirement Accounts (IRAs or equivalent)	Stock Compensation Plans
Trust Accounts	Managed Accounts	Custody Accounts

Note: This list above is not an exhaustive list of Reportable Accounts. Covered Securities, whether or not held in an account listed above, are required to be reported under the Code.

New Accounts

You must promptly report any new Reportable Account for yourself, your spouse, domestic partner, child or any other immediate Family member via StarCompliance. Unless the account has been reported, no personal securities transactions can occur within the account.

Managed Accounts

A Managed Account is an account professionally managed by an investment adviser, broker, or other third party, in which Personnel, and members of their Family have no direct or indirect influence or control with respect to the account. In order to qualify as a Managed Account, Personnel must initially and annually certify via StarCompliance that. among other qualifications, Personnel have no direct or indirect influence or control with respect to the third-party account. If Compliance determines that such accounts qualify, Personnel are prohibited from directly or indirectly influencing qualifying accounts. That said, Personnel must still provide duplicate reporting containing all holdings and transaction in the account via StarCompliance in accordance with the Code’s reporting schedule and abide by the Code and the Compliance Manuals.

The Managed Account certification mentioned above can be found in StarCompliance. Please consult Compliance with any questions.

Non-Reportable Accounts

You do not need to report the following accounts:

•	Participation in an affiliate sponsored account established through Griffin’s parent such as a 401(k) or other long-term incentive plan;
•	Retirement accounts with past employers that solely hold open-end investment companies (other than Reportable Funds) and do not have the ability to trade individual names;
•	Automatic Investment Plans[1]; and
•	Health Savings Accounts (HSAs).

Although these accounts do not need to be reported, investment activities in these accounts must comply with the standards of conduct embodied in the Code.

Pre-Clearance of Transactions in Certain Covered Securities

The general standards for granting or denying pre-clearance are discussed below. Pre-clearance requests should be submitted via StarCompliance. If pre-clearance is granted for a limited offering, the approval is valid until the transaction closes. Pre-clearance is valid for 48 hours in all other cases. Pre-clearance may be declined for any reason. You must pre-clear any personal securities transactions in the following Covered Securities (see below for more information on each security):

•	Griffin Capital Company sponsored investment vehicles;
•	REITs and REOCs (public and private);

[1]	Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

•	Covered Securities held by Reportable Funds; and
•	Limited Offerings (private placements).

Limited Offering Pre-Clearance

You may not purchase/participate in a limited offering unless approved by Compliance. Approval would be based upon a determination that the investment opportunity was not being offered to you due to your employment or affiliation with Griffin, along with other relevant factors. Each limited offering pre-clearance request is reviewed on a case-by-case basis. Pre-clearance requests should be submitted via StarCompliance.

Limited Offering Pre-Clearance Example via StarCompliance:

Other Securities Requiring Pre-Clearance

REITs and REOCs

You may not purchase a REIT or REOC, public and/or private, unless approved by Compliance via StarCompliance. Approval, among other things, would be based upon a determination that the security is an underlying investment in one the Reportable Funds. Please see “Personal Trading Restrictions” below for more information.

Securities Held by Reportable Funds

You may not purchase a security held by the Reportable Funds unless approved by Compliance via StarCompliance. Approval, among other things, would be based upon a determination of when the Reportable Fund last traded such security. If you are unsure if a Reportable Fund holds a certain security, do not trade such security until pre-clearance is obtained from Compliance. Please see “Personal Trading Restrictions” below for more information.

Reportable Funds

Personnel may not purchase or tender their Reportable Fund shares for repurchase unless such person obtains, in advance of the transaction, clearance for that transaction from Compliance via StarCompliance.

Other Securities Requiring Pre-Clearance Example via StarCompliance:

Personal Trading Restrictions

•	Personnel are prohibited from acquiring any securities in an initial public offering, in order to preclude any possibility of their profiting improperly from their positions on behalf of the Reportable Funds. The demand for shares in an IPO commonly exceeds the supply. The price of the shares often rises dramatically immediately after the offering, ensuring a profit for those who have purchased in the offering. As a consequence, the opportunity to purchase shares in such “hot issues” is highly sought after, and underwriters often allocate hot issue shares to their best customers. If Personnel purchases shares of a hot issue for his or her own account, the purchase may create the impression that Personnel were given the opportunity to participate based upon having directed past brokerage business to the underwriting firm or upon an expectation of future business. In addition, Personnel may appear to have intercepted an investment opportunity that should have been made available to the Funds. Eliminating these potential conflicts is in the best interests of the Funds.

•	Blackout Period: A pre-clearance request involving a security held by a Reportable Fund will be denied if the Reportable Fund has traded in the same or equivalent security within the past seven (7) calendar days. Any trades within the blackout period generally should be unwound or, in the alternative, all profits disgorged to the affected fund or to a designated charity.

•	Prohibition on Short-Term Trading: Personnel may not purchase and sell within any period of 30 calendar days a security held by a Reportable Fund at the time of the proposed sale. If any such transactions occur, Griffin will require any profits from the transactions to be disgorged for donation by Griffin to charity.

•	Prohibition on Short Sales and Similar Transactions: Personnel may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any Beneficial Ownership, in any security held by a Reportable Fund.

•	Restricted/Blackout List: Griffin maintains a Restricted List containing the names of securities which are determined to be at risk for potential conflicts of interest including securities held by the Reportable Funds. The contents of the Restricted List are to be maintained exclusively by Compliance. The basis for denials related to a security’s presence on the Restricted List are not required to be disclosed to Personnel seeking pre-clearance.

Reporting

All personal securities transactions and holdings reports will be reviewed by Compliance. The records and reports created or maintained pursuant to the Code are intended solely for internal use and are confidential unless required to be disclosed to a regulatory or governmental agency.

Initial Compliance and Holdings Report

No later than 10 calendar days after Personnel have joined Griffin or have otherwise become covered by the Code, Personnel must submit an Initial Compliance and Holdings Report via StarCompliance.

Among other things, the Initial Compliance and Holdings Report requires Personnel to provide a list of all Covered Securities and accounts in which Personnel, or Family members, have Beneficial Ownership. This is generally accomplished through account statements. The information contained in the Initial Compliance and Holdings Report must be current as of a date no more than 45 days prior to the date Personnel joined Griffin or otherwise became covered under the Code. The Initial Compliance and Holdings Report also requires Personnel to confirm that they have read and understand the Code and Compliance Manuals and understand that it applies to Personnel and Family members.

Annual Compliance and Holdings Report

No later than 30 calendar days following the end of the 4th quarter Personnel must submit an Annual Compliance and Holdings Report via StarCompliance.

Among other things, the Annual Compliance and Holdings Report requires Personnel to provide a list of all Covered Securities and accounts in which Personnel, or Family members, have Beneficial Ownership as of December 31 of the prior year. This is generally accomplished through account statements. The Annual Compliance and Holdings Report also requires Personnel to confirm that they have read and understand the Code and Compliance Manuals and understand that it applies to Personnel and Family members.

Quarterly Compliance and Transactions Report

No later than 30 calendar days following the end of each calendar quarter you must submit a Quarterly Compliance and Transactions Report via StarCompliance. Among other things, the Quarterly Compliance and Transactions Report requires Personnel to provide a list of all Covered Securities and accounts in which Personnel, or Family members, have Beneficial Ownership. This is generally accomplished through account statements. The information contained in the Quarterly Compliance and Transactions Report must, at a minimum, cover all transactions during the quarter. The Quarterly Compliance and Transactions Report also requires Personnel to confirm that they have read and understand the Code and Compliance Manuals and understand that it applies to Personnel and Family members.

OUTSIDE EMPLOYMENT AND BUSINESS ACTIVITIES

Policy

All Personnel board memberships, advisory positions, trade group positions, management positions, or any involvement with public companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on Personnel work commitment to Griffin. This policy is designed to assist Griffin in assessing the existence of any actual or potential conflict of interest with Griffin or the Funds and to prevent violations of applicable securities laws, rules and regulations.

Personnel are responsible for reporting outside activities and interests as described in this policy and for obtaining permission for such activities. Griffin may restrict Personnel from participating in certain outside activities or interests. Please note that these restrictions do not apply to employment with Griffin affiliated entities.

Personnel must seek approval from Compliance prior to engaging in any of the following outside activities:

•	Ownership (partial or full) of privately held for-profit businesses;
•	Serving as a director, trustee, officer, or partner of a for-profit business;
•	Serving as a director, trustee, or officer of certain not-for-profit organizations;
•	Accepting political appointments or elected offices; and
•	Engaging in outside employment.

Personnel are required to adhere to any and all limitations established as conditions for approval, should any exist. Additionally, Personnel must report their outside activities annually.

Personnel may not use Griffin’s time or assets to benefit the outside organization, unless they are serving at the request of Griffin. Additional details of outside activity types are described below.

Ownership of a For-Profit Business

If Personnel owns or wishes to own a for-profit business (solely or as a partial owner), pre-approval from Compliance is required. Please note that these restrictions do not apply to Griffin affiliated entities.

Note: Businesses created solely for the purpose of holding real estate are generally excluded from this requirement, subject to Compliance review to ensure investments made do not conflict with Griffin’s investment strategies and investments suitable for the Funds. Contact Compliance with any questions.

Service as a Director, Trustee, Officer, or Partner of a For-Profit Business or for a Not-For-Profit Organization

If Personnel wishes to serve as a Director, Trustee, Officer, or Partner of any for-profit business or for certain not-for-profit organizations, Personnel must seek prior approval. If Personnel wishes to serve as a Director, Trustee, Officer, or Partner for a For-Profit Business, Personnel is required to receive pre-approval from Compliance. If Personnel wishes to serve as a Director, Trustee, Officer, or Partner for a Not-For-Profit Organization, Personnel are required to receive pre-approval only if any of the following exist:

•	Personnel will receive compensation (monetary or otherwise);
•	Griffin has an existing or proposed business relationship with the organization;
•	Griffin requests Personnel to serve; or
•	The entity is a trade or industry organization (e.g., Financial Industry Regulatory Authority or the CFA (Chartered Financial Analyst Institute)

Generally, advisory board positions are not reportable and subject to pre-approval; however, if Personnel wishes to serve on the advisory board of a business or organization within the financial services industry or if there is a client-business relationship between the outside business/organization and Griffin, contact Compliance for guidance regarding whether pre-approval is required.

Personnel should be aware that under certain circumstances, Personnel may be prohibited from accepting any form of compensation (monetary or otherwise).

Political Activities, Appointments, and Elected Positions

If Personnel would like to engage in any political activity, including accepting political appointments or running for an elected office, Personnel are required to seek pre-approval. Approval must be obtained prior to becoming a candidate for elective office or accepting a political appointment. Elected positions include those that are voted on by the community at large in a public election. Political appointments include any position to which Personnel is selected or confirmed by a government official.

Outside Employment

Personnel must seek approval for any of the positions listed below:

•	Any position that requires the use of a license even if that license is not required for Personnel to perform their current duties (e.g., the Financial Industry Regulatory Authority, Inc., real estate, insurance, certified accountant, attorney);
•	A tax preparer, advisor, or investment counselor;
•	Serving as an expert witness, industry arbitrator, or other similar litigation support unrelated to Griffin;
•	Any position in the financial services industry;
•	Accepting a position that otherwise presents an apparent conflict of interest;
•	Any position that significantly encroaches on time or attention devoted to Personnel duties at Griffin; or
•	Any position that adversely affects the quality of Personnel work or influences the judgment of Personnel when acting on behalf of Griffin.

Personnel are prohibited from:

•	Accepting outside employment with clients, competitors, vendors, or suppliers that Personnel deal within the normal course of Personnel job duties;
•	Accepting any position that harms or impairs Griffin’s financial or professional reputation;
•	Participating in outside activities that compete with Griffin’s activities or diverts, or has the potential to divert, business away from Griffin;
•	Participating in outside activities that appear to be of a similar nature to current Griffin job duties, involving a “knowledge transfer” to the outside employment position; or
•	Accepting a position that otherwise presents an actual conflict of interest.

POLITICAL CONTRIBUTIONS

Policy

“Pay-to-play” refers to the practice whereby Griffin or Personnel make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act requires Griffin to take reasonable steps to ensure that any political contributions made by Griffin or Personnel are not intended to obtain or retain advisory business. Rule 206(4)-5 of the Advisers Act substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

•	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or Personnel make a political contribution to an elected official who is in a position to influence the selection of the adviser.

•	It prohibits an advisory firm and certain executives and Personnel from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

•	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay-to-play restrictions.

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.

Political contributions or gifts from Griffin, Personnel and solicitors to persons who may be in a position to affect the award of business to Griffin may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any Personnel or an adviser’s solicitor has contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

•	Pre-Approval of Contributions in Excess of $150: When making contributions, Personnel must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to Griffin. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), Personnel should seek approval from Compliance via StarCompliance.

•	Quarterly Reporting: All Personnel will be requested to include on their Quarterly Transaction Report political contributions during the quarter (including those under the $150 pre-clearance level). These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

State officials are defined in this policy as any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Advisory Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Advisory Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Personnel must be kept separate from employment and expenses may not be charged to the Griffin. Personnel may not conduct political activities during working hours or use Griffin’s facilities for political campaign purposes without the prior written approval from Compliance.

No Contribution on Behalf of Griffin – Personnel may not make political contributions on behalf of Griffin to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval from Compliance. Griffin may only make a political contribution if:

•	The contribution is approved by Compliance;

•	The contribution is permitted by applicable law, as determined by Griffin's counsel or outside counsel;

•	The following information about the contribution is obtained, recorded and maintained:

o	name of candidate/political party;

o	office/position for which candidate is running;

o	state/jurisdiction;

o	party affiliation;

o	date of election;

o	type of election (primary, general or special);

o	description of why Griffin should support candidate/political party;

o	information about whether Griffin has done business with the state or local agency the candidate is trying to join (e.g., served as adviser to a municipal bond offering);

o	name and signature of person submitting this information; and

•	The contribution does not present a conflict of interest or is detrimental to the Funds.

GIFTS AND BUSINESS ENTERTAINMENT

Policy

Griffin recognizes the value of fostering good working relationships with service providers and market participants who conduct or seek to conduct business with the Griffin. While acceptance of gifts and invitations to attend entertainment events by Personnel is generally permitted where reasonable, these persons are reminded that they must, at all times, act in the best interests of Griffin and the Funds and should not accept any gift or entertainment invitations that would have the likelihood of, or appear to influence any, business decisions of, or relationships with Griffin. A conflict of interest results when the interests of the Funds, or other party to whom Griffin owes a fiduciary duty of loyalty and trust, are jeopardized or conflict with those of Griffin, its personnel or an internal or external party that holds, or seeks to exercise, influence over Griffin or its Personnel. In no circumstance should Personnel solicit gifts or entertainment from a service provider or other market participant.

Personnel are to avoid conflicts of interest to the extent possible and must seek to mitigate them. No gift or entertainment may be accepted or given, regardless of value, that has the likelihood of influencing any business decision or relationship of Griffin. The acceptance of gifts or entertainment in connection with Griffin’s activities on behalf of the Funds may implicate the prohibitions in Sections 17(e)(1) of the Investment Company Act. Personnel should contact Compliance if they are not sure whether a gift or entertainment event could raise a question of propriety or a conflict of interest. Additionally, you must be mindful that some parties may be subject to additional regulatory restrictions or prohibitions on the acceptance of gifts or entertainment and may have to comply with related disclosure requirements. Therefore, you should inquire about any restrictions or disclosure requirements, prior to giving any gifts.

For purposes of this policy, (i) “market participant” means any shareholder, potential shareholder, issuer, service provider or other individual or entity doing business with Griffin or seeking to do business with Griffin or the Funds, (ii) “gift” generally refers to anything of value given to or received from a third party for which the recipient is not required to pay, and (iii) “entertainment” generally refers to any event at which a market participant attends as the host or as a guest of Personnel.

Giving of Gifts

Personnel may not give gifts in excess of USD $300 collectively in the calendar year to the same market participant without pre-clearance from Compliance. No exceptions will be granted for gifts given by Personnel registered with FINRA and subject to FINRA’s USD $1002 gift limit. Further, you may not give gifts in the form of cash or cash equivalents.

Personnel who intend to give a gift(s) with a fair market value in excess of USD $300 collectively in the calendar year to the same market participant must submit for pre-clearance via StarCompliance. Compliance approval is required before giving the gift. Personnel who give a gift(s) with a fair market value in excess of USD $100, but less than $300 collectively in the calendar year to the same market participant must report the gift via StarCompliance as soon as practical.

This policy does not apply to gifts or charitable donations made by you outside the scope of your responsibilities with Griffin. Gifts between Personnel are not intended to be covered by this policy and are generally acceptable.

[2]	FINRA Rule 3220 (the Gifts Rule) prohibits any FINRA member or person associated with a FINRA member, directly or indirectly, from giving anything of value in excess of $100 per year to any person where such payment is in relation to the business of the recipient's employer.

Receipt of Gifts

Personnel may not accept gifts in excess of USD $300 collectively in the calendar year from the same market participant without pre-clearance from Compliance; No exceptions will be granted for gifts accepted by Personnel registered with FINRA and subject to FINRA’s USD $100 gift limit. You may not accept gifts in the form of cash or cash equivalents.

Personnel who receive a gift(s) with a fair market value in excess of USD $300 collectively in the calendar year from the same market participant must complete a Gifts Pre-Approval Form via StarCompliance. The gift must be returned if approval from Compliance is not obtained. Personnel who receive a gift(s) with a fair market value in excess of USD $100, but less than $300 collectively in the calendar year to the same market participant must report the gift via StarCompliance as soon as practical.

Giving or accepting of all gifts must be reported via StarCompliance and logged promptly.

Entertainment

These policies are not intended to prohibit normal business entertainment. Payment for entertainment or meals where Personnel are not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the morals or judgment of the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a market participant except if business is to be discussed. In most cases, travel or travel expenses (i.e., airfare and hotel accommodations) for an entertainment event provided by a third party should be covered by Griffin or by the attending Personnel. Finally, under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person.

REPORTING OBLIGATIONS SUMMARIZED

In order to provide Griffin with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by Personnel, the following reporting requirements regarding the Code apply.

New Personnel: Upon Joining Griffin (Due no later than 10 calendar days after hire or otherwise became subject to the Code)
Initial Compliance and Holdings Report
Compliance and BCP Training Acknowledgment
Managed Accounts Certification (if applicable)

All Personnel : Annually (Due no later than 30 calendar days following the end of the calendar year)
Annual Compliance and Holdings Report
Managed Accounts Certification (if applicable)

All Personnel: Quarterly (Due no later than 30 days following the end of each quarter)
Quarterly Compliance and Transactions Report

StarCompliance

Griffin utilizes StarCompliance, an automated compliance platform, to streamline the Code reporting process. All Personnel are set up with accounts upon hire. Personnel can access StarCompliance via Griffin’s SSO platform. The required reporting, including personal trading reporting and pre-clearance, discussed herein should be coordinated and completed through StarCompliance. All certifications referenced in the Code are located in StarCompliance. Personnel must provide updates promptly if any information changes materially or if proper pre-clearance is required. If Personnel have questions regarding StarCompliance, they should consult Compliance.